Exhibit 99.4

Dear Valued Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a Plan of Conversion (the “Plan”), Central Federal Savings and Loan Association of Rolla (“Central Federal”) will convert from the mutual (meaning no shareholders) to the stock form of ownership. To accomplish the conversion, Central Federal Bancshares, Inc., a newly formed Missouri corporation that will become the holding company for Central Federal, is conducting an offering of its shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure describing the conversion, the offering and the Plan.

To continue our long-standing commitment to our local communities, we have established a charitable foundation, the Central Federal Community Foundation, in connection with the conversion, which we will fund through a contribution of shares of our common stock and cash. The foundation will be dedicated to charitable purposes within the communities in which Central Federal operates.

THE PROXY VOTE:

Your vote is extremely important for us to complete the conversion. Although we have received conditional regulatory approval to implement the Plan and fund the charitable foundation, we must receive the approval of Central Federal customers in favor of the Plan and in favor of the contribution to the charitable foundation. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN AND “AGAINST” THE CONTRIBUTION TO OUR CHARITABLE FOUNDATION. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Central Federal. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by Internet by following the simple instructions on the Proxy Card.

OUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” BOTH PROPOSALS.

Please note:

•	The proceeds resulting from the sale of stock by Central Federal Bancshares, Inc. will support our business strategy.
•	There will be no change to account numbers, interest rates or other terms of your deposit accounts or loans at Central Federal.
•	Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.
•	You will continue to enjoy the same services with the same board of directors, management and staff.
•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As an eligible Central Federal customer, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering. The enclosed prospectus describes the stock offering in more detail. Please read the Prospectus carefully before making an investment decision.

If you are interested in purchasing shares of common stock, please complete the enclosed Stock Order Form and return it, with full payment. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand-delivery to Central Federal located at 210 West 10th Street, Rolla, Missouri or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 1:00 p.m., Central time, on December 15, 2015. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Central Federal customer.

Sincerely,

William A. Stoltz

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday, except bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Central Federal Bancshares, Inc., a newly formed Missouri corporation that will serve as the parent company of Central Federal Savings and Loan Association of Rolla (“Central Federal”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering. The offering is being conducted pursuant to a Plan of Conversion (“Plan”) adopted by Central Federal that provides for the conversion of Central Federal from the mutual (meaning no shareholders) to the stock form of ownership. As part of the offering and pursuant to the Plan, we have established a charitable foundation, the Central Federal Community Foundation, to continue our long-standing commitment to our local communities. The foundation will be dedicated to charitable purposes within the communities in which Central Federal operates.

Our records indicate that you were a depositor of Central Federal as of the close of business on June 30, 2014 or September 30, 2015, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete the enclosed Stock Order Form and return it, with full payment. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand-delivery to Central Federal located at 210 West 10th Street, Rolla, Missouri, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 1:00 p.m., Central time, on December 15, 2015. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Central Federal Bancshares, Inc. shareholder.

Sincerely,

William A. Stoltz

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday, except bank holidays.

F

Dear Valued Customer:

I am pleased to tell you that pursuant to a Plan of Conversion (the “Plan”), Central Federal Savings and Loan Association of Rolla (“Central Federal”) will convert from the mutual (meaning no shareholders) to the stock form of ownership. To accomplish the conversion, Central Federal Bancshares, Inc., a newly formed Missouri corporation, that will become the holding company of Central Federal, is conducting an offering of its shares of common stock.

To continue our long-standing commitment to our local communities, we have established a charitable foundation, the Central Federal Community Foundation, in connection with the conversion, which we will fund through a contribution of shares of our common stock and cash. The foundation will be dedicated to charitable purposes within the communities in which Central Federal operates.

THE PROXY VOTE:

Your vote is extremely important for us to complete the conversion. Although we have received conditional regulatory approval to implement the Plan and establish and fund the charitable foundation, we must receive the approval of Central Federal customers in favor of the Plan and in favor of the contribution to the charitable foundation. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” BOTH PROPOSALS. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Central Federal. Please vote all the Proxy Cards you receive — none are duplicates. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by Internet by following the simple instructions on the Proxy Card.

OUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” BOTH PROPOSALS.

Although you may vote on the Plan and the contribution to the charitable foundation, we regret that Central Federal Bancshares, Inc. is unable to offer its common stock to you because the small number of customers in your jurisdiction makes registration or qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical.

If you have any questions about the Plan or voting, please refer to the enclosed information or call our Information Center.

Sincerely,

William A. Stoltz

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday, except bank holidays.

B

Dear Friend:

I am pleased to tell you about an investment opportunity. Central Federal Bancshares, Inc., a newly formed Missouri corporation that will serve as the parent company of Central Federal Savings and Loan Association of Rolla (“Central Federal”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering. The offering is being conducted pursuant to a Plan of conversion (“Plan”) adopted by Central Federal that provides for the conversion of Central Federal from the mutual (meaning no shareholders) to the stock form of ownership. As part of the offering and pursuant to the Plan, we have established a charitable foundation, the Central Federal Community Foundation, to continue our long-standing commitment to our local communities. The foundation will be dedicated to charitable purposes within the communities in which Central Federal operates.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Central Federal Bancshares, Inc. common stock, please complete the enclosed Stock Order Form and return it, with full payment. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand-delivery to Central Federal located at 210 West 10th Street, Rolla, Missouri, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 1:00 p.m., Central time, on December 15, 2015. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Central Federal Bancshares, Inc. shareholder.

Sincerely,

William A. Stoltz

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday, except bank holidays.

C

Dear Sir/Madam:

Keefe, Bruyette & Woods, A Stifel Company, has been retained by Central Federal Bancshares, Inc. as selling agent in connection with the offering of Central Federal Bancshares, Inc. common stock.

At the request of Central Federal Bancshares, Inc., we are enclosing materials regarding the offering of shares of Central Federal Bancshares, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

READ THIS FIRST

Office of the Comptroller of the Currency Guidance for

Account Holders

Your financial institution is in the process of selling stock to the public in a mutual-to-stock conversion transaction. As an account holder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of the Comptroller of the Currency (OCC) Customer Assistance Group, toll-free, at 1 (800) 613-6743. The OCC is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion offering. If you have questions, please contact the Stock Information Center at the telephone number listed elsewhere in the literature you are receiving. Alternatively, you can contact the OCC at: The Central District Office located at One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, IL 60605.

(over)

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering include the following:

•	Know the Rules — By law, account holders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, account holders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or stock order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask your financial institution for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources by visiting your financial institution.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

You may vote by mail using the enclosed envelope or follow the Internet voting instructions on the Proxy Card.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING
“FOR” THE PLAN OF CONVERSION AND “FOR” THE
CONTRIBUTION TO OUR
CHARITABLE FOUNDATION.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” BOTH PROPOSALS.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

COMMON STOCK DURING THE OFFERING.

THE CONVERSION WILL CHANGE OUR FORM OF

CORPORATE ORGANIZATION, BUT WILL NOT RESULT IN

CHANGES TO OUR STAFF, MANAGEMENT OR YOUR

DEPOSIT ACCOUNTS OR LOANS AT CENTRAL FEDERAL SAVINGS

AND LOAN ASSOCIATION OF ROLLA. DEPOSIT ACCOUNTS WILL

NOT BE CONVERTED TO COMMON STOCK.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday, except bank holidays.

PG1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE

VOTE THE ENCLOSED REPLACEMENT PROXY

CARD. YOUR VOTE WILL NOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN OF CONVERSION AND “AGAINST”

THE CONTRIBUTION TO OUR

CHARITABLE FOUNDATION.

Your board of directors urges you to vote “FOR” both proposals.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES

OF COMMON STOCK DURING THE OFFERING, NOR DOES IT

AFFECT YOUR CENTRAL FEDERAL SAVINGS AND LOAN

ASSOCIATION OF ROLLA DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday,

except bank holidays.

PG2

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN OF CONVERSION

(THE “PLAN”) AND “AGAINST” THE CONTRIBUTION

TO OUR CHARITABLE FOUNDATION.

In order to implement the Plan and fund the charitable foundation we must obtain the approval of our voting customers.

Please disregard this notice if you have already voted.
If you are unsure whether you voted, vote the enclosed replacement
Proxy Card. Your vote will not be counted twice!

If you receive more than one of these reminder mailings, please vote each Proxy Card received. None are duplicates!

Please note: Implementing the Plan and contributing to our charitable foundation will not affect your deposit accounts or loans at Central Federal Savings and Loan Association of Rolla. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits. Voting does not require you to purchase common stock in the offering.

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center toll-free at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday, except bank holidays.

PG3

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR PROMPT VOTE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE VOTE EACH CARD.

THERE ARE NO DUPLICATE CARDS!

THANK YOU!

PF

Questions and Answers

About Our Conversion and Stock Offering

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our board of directors has determined that the conversion is in the best interests of our organization, our customers and the communities we serve.

Q.	What is the conversion?

A.	Under our plan of conversion (the “Plan”), Central Federal Savings and Loan Association of Rolla (“Central Federal”) will convert from a mutual (meaning no shareholders) to the stock form of ownership, through the sale of shares of Central Federal Bancshares, Inc. common stock. Upon completion of the conversion, 100% of the common stock of Central Federal Bancshares, Inc. will be owned by shareholders, and Central Federal Bancshares, Inc. will own Central Federal.

Q.	What is the Central Federal Community Foundation (“Charitable Foundation”) and why is it being funded through the conversion?

A.	In connection with the conversion, we have established a charitable foundation, as a non-profit Missouri corporation. We intend to fund the charitable foundation with $100,000 in cash and the remainder in shares of common stock equal to 4% of the shares sold by Central Federal Bancshares in the offering. The Charitable Foundation will make grants and donations to qualified charitable organizations and/or public entities in the communities we serve.

Q.	Will the Charitable Foundation be funded if the conversion is not approved and completed?

A.	No. The Charitable Foundation will only be funded if both the plan of conversion and the contribution of our common stock and cash to the Charitable Foundation are approved by the members. However, if we receive all other approvals, we will be permitted to complete the conversion without funding the Charitable Foundation, if funding the Charitable Foundation is not approved by our members.

Q.	What are the reasons for the conversion and offering?

A.	Our primary reasons for the conversion and offering are to: strengthen the capital base of Central Federal to support the implementation of our business plan and from a safety and soundness perspective in light of the current regulatory and economic environment, to enhance our ability to manage risk; enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through Central Federal’s traditional lending and investing activities; enhance our overall competitive position through expanded capacity for organic growth, branch expansion or acquisitions of other financial institutions; implement equity compensation plans to retain and attract qualified directors, officers and staff; and to fund the Charitable Foundation in connection with the conversion to help maintain and further expand our philanthropic endeavors to the communities we serve.

Q.	Is Central Federal considered “well-capitalized” for regulatory purposes?

A.	Yes. As of June 30, 2015, Central Federal was considered “well-capitalized” for regulatory purposes.
Q.	Will customers notice any change in Central Federal’s day-to-day activities as a result of the conversion and offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our board of directors, management, and staff as a result of the conversion. Central Federal will continue to operate as an independent savings and loan association.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan and the contribution to the Charitable Foundation is also subject to approval by our eligible customers.

Q.	Why should I vote “FOR” the Plan and “FOR” the contribution to the Charitable Foundation?

A.	Your vote “For” both proposals is extremely important to us. Each eligible Central Federal customer as of October 31, 2015 received a Proxy Card attached to a Stock Order Form. These customer’s packages also include a Proxy Statement describing the Plan and the Charitable Foundation, both of which cannot be implemented without customer approval.

Voting does not obligate you to purchase shares of common stock during the offering.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Proxy Cards not voted will have the same effect as voting “Against” both proposals.

Without sufficient favorable votes, we cannot complete the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign and date each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING ‘‘AGAINST’’ BOTH PROPOSALS. Internet voting is available 24 hours a day.

Q.	How many votes are available to me?

A.	Depositors at the close of business on October 31, 2015 are entitled to one vote for each $100 or fraction thereof on deposit. Additionally, each eligible borrower will be entitled to one vote, in addition to votes he or she is entitled to as a depositor. However, no customer may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit and/or loan account on October 31, 2015, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The name(s) reflect the title of your account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Central Federal Bancshares, Inc. is offering for sale between 1,105,000 and 1,495,000 shares of common stock (subject to increase to 1,719,250 shares) at $10.00 per share. No sales commission will be charged to purchasers.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Central Federal Bancshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1 — Depositors of Central Federal with aggregate balances of $50 or more as of the close of business on June 30, 2014;

Priority #2 — Our employee stock ownership plan;

Priority #3 — Depositors of Central Federal with aggregate balances of $50 or more as of the close of business on September 30, 2015; and

Priority #4 — Depositors of Central Federal who were not able to subscribe for shares under categories 1 and 3 and borrowers as of August 27, 2015 who remained borrowers as of the close of business on October 31, 2015.

Shares not sold in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in Phelps County, Missouri.

Shares not sold in the Subscription and Community Offerings may be offered for sale to the general public through a Syndicated Community Offering.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible account holder?

A.	No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by mail using the Stock Order Reply Envelope provided, or by hand-delivery to Central Federal located at 210 West 10th Street, Rolla, Missouri. Please do not mail Stock Order Forms to Central Federal.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription and Community Offerings, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) before 1:00 p.m., Central time, on December 15, 2015. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, made payable to Central Federal Bancshares, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Central Federal line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from your Central Federal deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Central Federal may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at a rate of 0.25% per annum from the date we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Central Federal deposit account(s), your funds will continue earning interest within the account at the applicable account rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person or group of persons exercising subscription rights through a single deposit account held jointly is 30,000 shares ($300,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 30,000 shares ($300,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus section entitled “The Conversion and Stock Offering — Limitations on Purchases of Shares”.

Q.	May I use my Central Federal individual retirement account (“IRA”) to purchase shares?

A.	You may use funds currently held in retirement accounts with Central Federal. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Central Federal or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the December 15, 2015 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Central Federal to pay for shares?

A.	No. Central Federal, by regulation, may not extend a loan for the purchase of Central Federal Bancshares, Inc. common stock during the offering. Similarly, you may not use existing Central Federal line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond January 29, 2016 or the number of shares of common stock to be sold is increased to more than 1,719,250 shares or decreased to less than 1,105,000 shares.

Q.	Are directors and executive officers of Central Federal planning to purchase stock?

A.	Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of 13,500 shares ($135,000) or approximately 1.0% of the shares to be sold at the midpoint of the offering range, including shares issued to our Charitable Foundation.

Q.	Will the stock be insured?

A.	No. Like any common stock, Central Federal Bancshares, Inc.’s stock will not be insured.
Q.	Will dividends be paid on the stock?

A.	Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock. However, no decision has been made at this time with respect to the payment of dividends. In determining whether to declare or pay any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions.

Q.	How will the shares of Central Federal Bancshares, Inc. trade?

A.	Upon completion of the conversion and offering, Central Federal Bancshares, Inc.’s shares will be quoted on the OTC Pink Marketplace. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Central Federal Bancshares, Inc. shares in the future.

Q.	If I purchase shares during the Subscription and Community Offerings, when will I receive my shares?

A.	All shares of Central Federal Bancshares, Inc. common stock sold in the Subscription and Community Offerings will be issued in book-entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the stock offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) 821- 5775, from 9:00 a.m. to 3:00 p.m., Central time, Monday through Friday. The Stock Information Center is not open on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

FINAL REMINDER PROXYGRAM (if needed)

[Central Federal Letterhead]

(Depending on vote status and number of days until the special meeting of members, this can be mailed. It can be personalized, as shown - or it can be a short, non-personalized version printed on a postcard. Both alternatives allow quick mailing and quick receipt of the vote, because proxy cards and return envelopes are not enclosed.)

Dear Customer,

WE REQUEST YOUR VOTE.

Not voting the Proxy Card(s) we mailed to you has the same effect as voting “Against” the plan of conversion and the contribution to our charitable foundation.

YOUR BOARD OF DIRECTORS ASKS THAT YOU VOTE “FOR” THE PLAN OF CONVERSION AND “FOR” THE CONTRIBUTION TO OUR CHARITABLE FOUNDATION.

IF YOU HAVE NOT VOTED OR ARE UNSURE WHETHER YOU VOTED:

Please take a few minutes to call the number shown below. A representative of ________________, our Independent Voting Agent, will record your confidential vote by phone. This is the quickest way to cast your vote. You do NOT need your Proxy Card in order to vote.

If you are unsure whether you voted, don’t worry. Your vote will not be counted twice.

VOTING HOTLINE:

________________________

1-  (  )   ____ - ____ (toll-free)

DAYS/HOURS:

Monday  -  Friday

____ a.m. to ____ p.m., Central time

I appreciate your participation.

Sincerely,

William A. Stoltz

President and Chief Executive Officer

BRANCH LOBBY POSTER - VOTE

(This notice should be printed by Central Federal Savings and Loan Association of Rolla, and should be placed in the branch lobby after the Stock Information Center opens. Position it in one or more ways: on an easel, on the front doors, on counters, at customer service/branch manager’s desk or electronically on the TVs in the branch).

HAVE YOU VOTED YET?

We would like to remind eligible customers to vote on our

plan of conversion (the “Plan”) and the contribution to our charitable foundation.

✓	The Plan will not result in changes to our staff or your account relationships with Central Federal Savings and Loan Association of Rolla.

✓	Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

✓	Voting does not obligate you to purchase shares of common stock during our stock offering.

Your board of directors recommends that you join them in voting

“FOR” both proposals.

If you have questions about voting,

call our Information Center, toll-free,

at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Monday through Friday.

Our Information Center is closed on bank holidays.

[Central Federal Savings and Loan Association of Rolla Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER – BUY (Optional)

******************************

OUR STOCK OFFERING EXPIRES

DECEMBER 15, 2015

We are conducting an offering of shares of our common stock

UP TO 1,495,000 SHARES OF

COMMON STOCK

(subject to increase to 1,719,250 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 1:00 P.M., CENTRAL TIME,

ON DECEMBER 15, 2015

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Monday through Friday.

Our Stock Information Center is closed on bank holidays.

[Central Federal Bancshares, Inc. Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

FINAL BRANCH LOBBY POSTER (if needed)

[To encourage “late” voting. Tear-off phone number slips can accompany this poster. Generally, this poster is used after a Final Reminder Proxygram is mailed.]

PLEASE VOTE NOW!!!

You do not need YOUR proxy card in order to vote.

TO PLACE YOUR CONFIDENTIAL VOTE BY PHONE:

Take a minute to call _____________, our Independent Voting Agent, at 1-(___) -___-____ (toll-free), Monday through Friday,

____ a.m. to ____ p.m.

If you are unsure whether you voted already, please call. Your vote will not be counted twice!

YOUR BOARD OF DIRECTORS ASKS THAT YOU VOTE

“FOR” BOTH PROPOSALS.

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PROPOSALS.

THANK YOU!

[Central Federal Savings and Loan Association of Rolla logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BANK STATEMENT ENCLOSURE - VOTE REMINDER SLIP - (Optional)

You may have received a large white envelope containing a Proxy Card(s) to be used to vote on Central Federal Savings and Loan Association of Rolla’s plan of conversion and the contribution to our charitable foundation. If you received a Proxy Card(s), but have not voted, please do so. If you have questions about voting, call our Information Center, toll-free, at 1-(877) 821-5775, Monday through Friday, 9:00 a.m. to 3:00 p.m., Central time.

[Central Federal Savings and Loan Association or Rolla logo]

BANK WEBSITE VOTE REMINDER NOTICE – (Optional)

HAVE YOU VOTED YET?

YOUR VOTE IS IMPORTANT!

Our eligible customers as of October 31, 2015 were mailed a Proxy Card(s) and other materials requesting them to cast votes on Central Federal Savings and Loan Association of Rolla’s plan of conversion and the contribution to our charitable foundation.

If you received a Proxy Card(s) but have not voted, please vote by mail, or by following the Internet voting instructions on the Proxy Card(s). We hope that you will vote “FOR” the both proposals as recommended by our board of directors. If you have questions about voting, please call our Information Center, toll-free, at 1-(877) 821-5775, Monday through Friday, 9:00 a.m. to 3:00 p.m., Central time.

BANK WEBSITE VOTING LINK – (Optional)

HAVE YOU VOTED YET?

Our eligible customers as of October 31, 2015 were mailed Proxy Card(s) and other materials requesting them to cast votes for Central Federal Savings and Loan Association of Rolla’s plan of conversion and the contribution to our charitable foundation. If you have not yet voted, a quick way to do so is to click on “Vote Now”. This will lead you to a confidential voting site.

VOTE NOW www.myproxyvotecounts.com

Thank you for taking a few minutes to cast your vote online. Please have your Proxy Card in hand so that you can enter the 12 digit control number printed on your Proxy Card.

RECORDED MESSAGE TO HIGH VOTE CUSTOMERS - (Optional)

(This automatic dial message, meant to encourage customers to open offering/proxy packages, will be used one time - right after the initial packages are mailed)

“Hello - This is William Stoltz, President and CEO of Central Federal Savings and Loan Association of Rolla calling with a quick message. Within the next few days, you should expect to receive from us one or more packages about our stock offering and related materials. These materials request your vote on items of importance to our Bank and you, our valued customers. Please help us by opening the package and voting PROMPTLY. The materials will include a phone number to call if you have questions.

Thank you for voting. We appreciate your business and look forward to continuing to serve you as a customer of Central Federal Savings and Loan Association of Rolla.”

EMAIL VOTE REMINDER – (Optional)

(Email reminder is best sent after initial contacts, but before most people will have discarded materials.)

HAVE YOU VOTED YOUR PROXY CARDS?

YOUR VOTE IS IMPORTANT TO US!

If you were a Central Federal Savings and Loan Association of Rolla customer on October 31, 2015, you recently received a large white envelope containing proxy materials requesting your vote on our plan of conversion and the contribution to our charitable foundation.

If you have not yet voted, please promptly vote each Proxy Card you received. None are duplicates! Proxy Cards describe the simple procedures for voting by mail or Internet.

Without sufficient favorable votes, we cannot implement the proposals. NOT VOTING HAS THE SAME EFFECT AS VOTING "AGAINST" BOTH PROPOSALS.

_________________

Do you have questions?

Please call our Information Center, toll-free, at 1-(877) 821-5775, Monday through Friday, 9:00 a.m. to 3:00 p.m., Central time.

We appreciate your participation.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some market areas]

CENTRAL FEDERAL BANCSHARES, INC. [LOGO]

Proposed Holding Company for Central Federal Savings

and Loan Association of Rolla

UP TO 1,495,000 SHARES OF

COMMON STOCK

(subject to increase to 1,719,250 shares)

$10.00 Per Share

Purchase Price

Central Federal Bancshares, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Central Federal Bancshares, Inc., without sales commission, during the offering period.

This offering expires at 1:00 p.m., Central time, on December 15, 2015.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877) 821-5775,

from 9:00 a.m. to 3:00 p.m., Monday through Friday.

Our Stock Information Center is closed on bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.